Exhibit 10.1

Worldwide Invoices on-Line (IOL)

Appendix A
SOW 4904S40326
Amendment #12

Payments and Fees

For

Ongoing Support (OGS) -
Invoice Processing, Archiving,
And Attachment Processing

&

Non-Recurring Engineering (NRE)

Date: October 1st, 2013

Direct Insite Corp. Confidential

1.0	Payment Process
Buyer will pay Supplier certain amounts for the Invoice Applications, Deliverables, and Services, as described below. All amounts stated herein are in US Dollars. Buyer will pay to the Supplier certain amounts when corresponding milestones are achieved and accepted. Additional services if necessary must be approved in advance and in writing per the Buyers change request procedure. A purchase order will be issued and will serve as the work authorization for any such services. This Appendix applies to Invoice processing and archiving fees associated with final invoices generated by either the Invoice on Line (IOL) application or the Customer Presentable Invoice (CPI) systems. Other work scope such as NRE will be covered under a Separate Statement of Work (SOW) or Change Request (CR). The baseline for providing Ongoing Support Services (OGS) is the functionality supported by latest release of the Invoices on Line application for each geographic area.

2.0	Invoices – Ongoing Support (OGS), Non-Recurring Engineering (NRE) (Releases, Change Requests) & Support.
The Supplier shall provide the Buyer with three levels of services. These include: (1) OGS which is includes both invoice processing and invoice archiving, (2) NRE services which include application development and engineering changes, and (3) Support which includes providing technical diagnostic service associated with problem determination, isolation and resolution.

2.1	Ongoing Support (OGS)
The scope of OGS includes both the processing of invoices based upon billing feeds provided by the Buyer to the Supplier; and archiving of processed invoices for periods of time of 13 months and the processing of attachments based upon attachment feeds provided by the Buyer to the Supplier.

2.1.1	Ongoing Support – Invoice Processing
The Supplier services related to invoice processing shall be invoiced to the Buyer according to the schedule defined in Table 1.0, or as otherwise specified, for the prior performance period’s activity or agreed to minimum if applicable, in accordance with the pricing fee structure.

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Table 1.0 2014-2016 OGS Milestones and Fee Structure OGS

An invoice from the Supplier shall be considered valid if the invoice and all necessary supporting information, identified below, are provided to the Buyer corresponding to an authorized work order. Buyer may reject any invoices received that do not contain all required support information. The Buyer shall issue a “purchase order” for such services. The Buyer shall pay all valid invoices sixty (60) calendar days from receipt of such invoice as defined in Table 1.0. Invoices shall be submitted to Buyer electronically using either traditional EDI transmission, Buyer’s Forms Exchange service, or as directed by the Buyer. Supplier shall direct all invoice status inquiries to Buyer’s Accounts Payable Customer Service Center. If exception is taken, immediately contact Buyer’s Business Coordinator listed in Section 9.0 of this document.

Invoice Support Information
A)	The number of processing transactions during the performance period.
B)	The cumulative number of archived invoices (as defined in paragraph 4.0 of this document).

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C)	The “Preload” of historical or previously viewed invoices – where applicable.
D)	The number of payment processing transactions during the performance period where applicable.
E)	Any pre-approved miscellaneous charges with appropriate receipts.
F)	Invoice processing transactions & payment processing transactions collectively (“Transactions”).

2.1.2 Ongoing Support – Invoice Archiving
The Supplier shall archive invoices originating in all countries for a period of 13 months post the month in which the invoice is processed and presented. The fee for archiving services is included in the monthly processing fee included in Table 1.0 above.

2.1.2 Ongoing Support – Attachments
An attachment shall be defined as any document received from the Buyer via a specified feed that conforms to the format and size as defined in the most recent IOL Functional Specification. Attachments shall be presented and archived according to the same business rules as apply to the associated invoice. The OGS fee shall be the same as applies to Buyers Customer Presentable Invoice.

2.1.3 Percentage Increase – Volumes
In the event that the invoice volumes, attachments, e-payments or archiving in 2014-2016 exceed the volumes of 2013 by 10% or more the parties agree to interlock and mutually adjust pricing in the 2014-2016 Appendix A Payments and Fees for OGS.

2.1.3 Security Standard
The Supplier will adhere to the PCI DSS (Payment Card Industry Data Security Standard) requirements and by signing this agreement the Supplier accepts that they are responsible for the security of the cardholder data they possess.

2.2 Non-recurring engineering (NRE) services

Buyer will receive a 25% reduction of NRE services provided by Supplier as a discount that will appear in the OGS invoice for the month immediately subsequent to the one in which said NRE services were invoiced.

For NRE charges, Releases which are defined as projects over $75,000.00 (seventy five thousand dollars) will be paid according to the following milestones:

Plan Phase Exit	25%
Development Phase Exit	50%
Move to Production	25%

For NRE charges that are less than $75,000.00 (seventy-five thousand dollars), payment will be made in full upon a mutually agreed to milestone that shall be documented as part of the Non-recurring engineering estimate provided by the Supplier to the Buyer. If the Buyer authorizes a non-recurring engineering work and subsequently terminates the activity prior to the final milestone, then the Buyer and Supplier shall enter into a good faith negotiation to determine the appropriate termination fees.

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Support is provided by the Supplier as a “For-Fee” service. Level 1 Support is defined as basic support and contact between the end-user and the provider and includes problem identification and recording for reporting purposes. Level 2 Support is defined as system level problem determination where the resulting sub system as having the problem is other than IOL. Level 3 Support is defined as a Supplier responsible trouble ticket being logged against the IOL application, the resulting problem resolution shall be the responsibility of the Supplier’s Customer Support Team. Level 3 Support is provided under this SOW at no cost to the Buyer. Level 1 & Level 2 Support shall be provided to the Buyer upon request at the rate of $85.00 per hour.

3.0	Types of Users
There are nine general categories of users:

Table 2.0 User Categories

4.0	Elements of Ongoing Support (OGS) Fee Structure
Summary of Fee Schedule: During calendar year 2014-2016, the Fee Schedule defined in Table 1.0 shall apply with the defined Fee Structure and Terms and Conditions. The specific Transaction and Archiving fee structure, start and end of the performance periods, metrics to be used to verify delivery of service, invoice dates and payments dates shall be as defined in Table 1.0. In 2014, the monthly fee shall be for $185,342.50 (one hundred eighty-five thousand three hundred and forty-two dollars and fifty cents) for a total annual payment and fee of $2,224,110.00 (two million two hundred and twenty four thousand one hundred and ten dollars). In 2015, the monthly fee shall be for $183,451.25 (one hundred eighty-three thousand four hundred fifty-one dollars and twenty-five cents) for a total annual payment and fee of $2,201,415.00 (two million two hundred and one thousand four hundred and fifteen dollars). In 2016, the monthly fee shall be for $181,560.00 (one hundred eighty-one thousand five hundred and sixty dollars) for a total annual payment and fee of $2,178,720.00 (two million one hundred and seventy-eight thousand seven hundred and twenty dollars).

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The Supplier shall set up data hosting and storage in Europe and set up fee will be waived. The buyer shall pay an additional OGS monthly fee ranging from $2,500 to $5,000. Buyer will notify supplier of the start date for storage which will correspond with the monthly fee start date.

The Buyer shall use the Supplier provided Monthly Invoice Report (MIR) and/or entitled user report, or, if requested, the Supplier shall quarterly provide the Buyer with a list of entitled and un-entitled customers numbers such that the Buyer can “filter” or remove un-entitled invoices from the feeds provided to the Supplier so that volumes of invoices do not reach the penalty.

Table 3.0 Payments and Fees – Fee Structure and Terms and Conditions

5.0	Travel Expense Guidelines:
Buyer will reimburse Supplier for travel expenses, provided they are incurred in the performance of this Agreement and with Buyer’s prior written approval and in accordance with the IBM Travel policy. The Buyer shall take such actions as necessary for the Supplier to qualify for the Buyer rates through Buyer’s corporate travel agency.

6.0	Quarterly Ongoing Planning
During calendar 2014-2016, the Buyer and the Seller shall communicate each quarter, or other referenced period, for the term of this agreement for the purpose of confirming the outlook for invoice presentment and archiving volumes for the subsequent two quarters.

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7.0	Document Precedence
During calendar year 2014-2016, the parties agree to the payments, fees, and associated terms and conditions defined in this document as such shall apply to IOL or Archiving. Such Payments, Fees and Terms shall take precedence over any other pre-existing IOL Statements of Work or related work authorizations. The payments, fees and terms and conditions of this document do not apply to other work scope being performed by the Supplier for the Buyer including the Customer Presentable Invoice (CPI) pre-bill review and attachment presentation and archiving and processing applications.

8.0	Term and Termination
Should the Supplier or Buyer elect to terminate with or without cause the processing of the IOL invoices using the Deliverables prior to 12/31/2016, the Supplier or Buyer must provide the Buyer’s contact point with one hundred and eighty days (180) written notice. During the one hundred and eighty (180) day period both parties will negotiate in good faith any potential termination fee. This fee will be limited to three hundred fifty thousand ($350,000) during the period of 1/1/2014 to 12/31/2016. The term of this agreement will be extended automatically for a successive 12 month term at the 2016 monthly fee rate unless buyer notifies supplier in writing at least 90 days prior to the end date, by October 1, 2016, or by any October 1st of years thereafter.

9.0	Business Coordination Contacts:
The contact point for the Buyer shall be:
Joe Choi
joec@ca.ibm.com
IOL WW Application Owner
IBM Canada
3600 Markham Building
905-216-3997

The contact for the Supplier shall be:
Matthew E. Oakes
(matthew.oakes@directinsite.com)
CEO and President
Direct Insite Corp.
500 East Broward Blvd., Suite 1550
Fort Lauderdale, FL 33394
631-873-2900

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11.0	Signatures

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
International Business Machines Corporation	Direct Insite Corporation
By: /s/ Robert Bell	By: /s/ Matthew E. Oakes
Buyer Signature Date: 10/28/13	Supplier Signature Date: 10/15/2013
Matthew Ettinger Oakes
Printed Name	Printed Name
Procurement Professional - N	CEO and President
Title & Organization	Title & Organization
Direct Insite Corp.
Buyer Address: 1701 North Street Endicott, NY 13760	Supplier Address: 500 East Broward Blvd., Suite 1550 Fort Lauderdale, FL 33394

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Non Technical Services Agreement
Statement of Work Amendment #_______

Agreement #4901PM0001
SOW # 4904S40326

Modify section 3.16 AVAILABILITY OF INVOICE APPLICATION as follows:

3.16 AVAILABILITY OF INVOICE APPLICATION

Supplier will provide ninety-nine and one-half percent (99.5%) availability to use the Deliverables by Buyer and customers. The measurement criteria tool to determine availability shall be a Supplier provided monitoring tool subject to Buyer approval for ninety-nine and one-half percent (99.5%) availability with be computed monthly. Supplier will provide Buyer reports to monitor availability on a monthly basis by geography. Supplier shall net the penalty against the next invoice due the Buyer for failure by Supplier or Third Party providers to maintain ninety-nine and one-half percent (99.5%) availability as follows:

Outage Hours per Month	% up time	Payment from Supplier to Buyer

3.6 hrs	99.5%	0% of Monthly Service Fees (one hr is measurement interval
7.2 hrs	99.0%	5% of Monthly Service Fees
10.8 hrs	98.5%	7.5% of Monthly Service Fees
14.4 hrs	98.0%	15% of Monthly Service Fees

Performance levels less than 97.9% will result in a 25% reduction of the monthly fees payable to Supplier by Buyer. Such reduction shall continue until such time as Supplier’s performance level falls within the above grid. The availability will be measured at the application level. If use of Supplier’s Co-location facility / Internet Service Provider (ISP) causes a SLA violation by Supplier, the Supplier’s responsibility for meeting the affected SLA criteria shall be the same as listed above. Impacts to availability caused by unavailability of the Buyer support systems such as Buyer Web Identity shall be discounted / removed from the availability computation. “Monthly Service Fees” shall be defined in Appendix A. Any availability calculation shall exclude times allocated to mutually agreed to scheduled maintenance periods. Any possible degradation in availability as a result of extended or unexpected data processing times caused by the Buyer’s lack of advanced notification of billing feed changes (sixty 60 days see Section 2.1) shall be excluded from this SLA.

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:
International Business Machines Corporation		Direct Insite Corporation
By: /s/ Robert Bell	10/28/13	By: /s/ Matthew E. Oakes	10/15/2013
Buyer Signature	Date	Supplier Signature	Date
Robert Bell		Matthew E. Oakes

Printed Name		Printed Name
Procurement Professional		CEO and President
Title and Organization		Title and Organization

Buyer Address:		Supplier Address:
1701 North Street		500 East Broward Blvd., Suite 1550
Endicott, NY		Fort Lauderdale, FL 33394